Exhibit 3.6

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
NORTHROP GRUMMAN COMMERCIAL AIRCRAFT COMPANY

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Northrop Grumman Commercial Aircraft Company (the “Corporation”), a Delaware corporation, hereby certifies that:

1.                                       The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST and inserting in lieu thereof a new Article FIRST to read as follows:

1.                                       The name of the corporation (hereinafter sometimes referred to as the “Corporation”), is:

VOUGHT COMMERCIAL AIRCRAFT COMPANY

2.                                       The sole shareholder of the Corporation, by written consent approved the foregoing Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and executed in its corporate name by Gordon L. Williams, as sole shareholder, on this 16th day of January, 2001

/s/ Gordon L. Williams
Gordon L. Williams
Title: President